Exhibit 3.2.5

Amendment to Bylaws Adopted May 17, 1988 by the Board of Directors.

RESOLVED, that Section 5 of Article V of the Bylaws be and it hereby is amended by deleting Section 5 thereof in its entirety, redesignating Sections 6, 7, 8, 9 and 10 thereof as Sections 7, 8, 9, 10 and 11, respectively, and adding the following new Sections 5 and 6 thereto:

Section 5.
Chairman of the Board.  The Chairman of the Board shall be the Chief Executive Officer of the Corporation (and may be identified as such in his title) and, subject to the direction a control of the Board of Directors, shall supervise and control the management of the Corporation. The Chairman of the Board shall, when present, preside at all meetings of the directors and shareholders and, in general, shall perform all duties incident to the office of Chairman of the Board and such other duties as may be prescribed from time to time by the Board of Directors.

Section 6.
President.  The President shall be the Chief Operating Officer of the Corporation (and may be identified as such in his title) and, subject to the direction and control of the Chairman of the Board and the Board of Directors, shall supervise and control the operations of the Corporation. The President shall, in the absence or at the request of the Chairman of the Board, preside at all meetings of the directors and shareholders and, in general, shall perform all duties incident to the office of President and such other duties as may be prescribed from time to time by the Chairman of the Board or the Board of Directors.

FURTHER RESOLVED, that Section 4 of Article II of the Bylaws be and it hereby is amended to add before the word "President" the words "Chairman of the Board,"; and

FURTHER RESOLVED, that Section 5 of Article II of the Bylaws be and it hereby is amended by adding before the words "the President" the word "the Chairman of the Board,"; and

FURTHER RESOLVED, that Section 7 of Article III of the Bylaws be and it hereby is deleted in it entirety and in lieu thereof the following new Section 7:

Section 7.	Chairman. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors at which he is present.

and

FURTHER RESOLVED, that Section 2 of Article IV of the Bylaws be and it hereby is amended by inserting before the words "the President" the words “the Chairman of the Board,"; and

FURTHER RESOLVED, that Section 1 of Article V of the Bylaws be and it hereby is amended by inserting before the word "President" the words "Chairman of the Board,”; and

FURTHER RESOLVED, that Section 7 of Article V of the Bylaws be and it hereby is amended by inserting before the words “the President” the words “the Chairman of the Board,”; and

FURTHER RESOLVED, that Section 8 of Article V of the Bylaws be and it hereby is amended by inserting before the words "the President" the words “the Chairman of the Board,"; and

FURTHER RESOLVED, that Section 9 of Article V of the Bylaws be and it hereby is amended by inserting before the words "the President" the words “the Chairman of the Board,"; and

FURTHER RESOLVED, that Section 1 of Article VII of the Bylaws be and it hereby is amended by inserting before the words "the President" the words “the Chairman of the Board (as Chief Executive Officer)”.